Exhibit 99(d)(4)

SHAREHOLDER AGREEMENT

THIS SHAREHOLDER AGREEMENT (the “Agreement”) is entered into as of January 19, 2005, by and among iStar Financial Inc., a Maryland corporation (“Parent”), Flash Acquisition Company LLC, a Maryland limited liability company and a wholly owned subsidiary of Parent (“Merger Subsidiary”), and James K. Hunt (the “Shareholder”), a shareholder and trustee of Falcon Financial Investment Trust, a Maryland real estate investment trust (the “Company”).

RECITALS

WHEREAS, Parent, Merger Subsidiary and the Company have entered into an Agreement and Plan of Merger, dated as of January 19, 2005 (as the same may be amended or supplemented, the “Merger Agreement”) which provides, among other things, that Merger Subsidiary will make a cash tender offer (the “Offer”) for all of the issued and outstanding common shares of beneficial interest, par value $0.01 per share, of the Company (the “Common Shares”) and, following the consummation of the Offer, will merge with and into the Company (the “Merger”), in each case upon the terms and subject to the conditions set forth in the Merger Agreement.

WHEREAS the Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such number of Common Shares of the Company as indicated on the Schedule I to this Agreement (such Shares, as they may be adjusted from time to time pursuant to Section 9.14, together with any shares which the Shareholder acquires during the term of this Agreement, the “Shares”);

WHEREAS, the Company has advised Parent and Merger Subsidiary that the board of trustees of the Company has unanimously approved the terms of this Agreement, and such approval has not been withdrawn; and

WHEREAS, as an inducement and a condition to its entering into the Merger Agreement and incurring the obligations set forth therein, Parent has required that the Shareholder enter into this Agreement.

NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

For purposes of this Agreement:

Section 1.1                     Person.  Person shall mean any individual, corporation, limited liability company, partnership, trust or other entity, or governmental authority.

Section 1.2                     Transfer.  A Person shall be deemed to have effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers, distributes or disposes of such security or any interest in such security; or (ii) enters into an agreement or commitment contemplating the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

Section 1.3                     Other Terms.  Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

ARTICLE II

TRANSFER OF SHARES

Section 2.1                     Transfer of the Shares.  Prior to the termination of this Agreement, except as otherwise provided or permitted herein, the Shareholder agrees not to: (a) Transfer any of the Shares or any right or interest therein; (b) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer of Shares; (c) grant any proxy, power-of-attorney or other authorization for any of the Shares with respect to any matters described in Section 4.1; (d) deposit any of the Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Shares with respect to any matters described in Section 4.1; or (e) take any other action that is intended to restrict, limit or interfere with the performance of such Shareholder’s obligations hereunder or the transactions contemplated hereby.

ARTICLE III

TENDER OF SHARES

Section 3.1             Tendering Shares.  The Shareholder agrees (a) to tender the Shares into the Offer (the “Tendered Shares”) promptly, and in any event no later than five business days following the commencement of the Offer pursuant to the Merger Agreement, free and clear of any liens, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances (collectively, “Liens”), except in the case of restricted shares held by the Shareholder, which restricted shares are subject to the restrictions and encumbrances pursuant to the terms of the restricted share award and (b) not to withdraw any Tendered Shares so tendered unless (i) the Offer is terminated or has terminated without Parent purchasing all Common Shares validly tendered in the Offer or (ii) this Agreement is terminated pursuant to Section 9.13.  The Shareholder shall make such tender of the Tendered Shares into the Offer pursuant to the terms and conditions of the Offer in accordance with the Offer Documents.

Section 3.2             Disclosure.  The Shareholder agrees to permit Parent, Merger Subsidiary and the Company to publish and disclose in the Offer Documents and Schedule 14D-9 and, if approval of the shareholders of the Company is required under applicable law, the Proxy Statement (including all documents and schedules filed with the SEC) and any similar filing required by applicable law in connection with the transactions contemplated by the Offer and Merger Agreement, the Shareholder’s identity and ownership of the Shares and the nature of the Shareholder’s commitments, arrangements and understandings under this Agreement.

ARTICLE IV

VOTING OF SHARES

Section 4.1                     Grant of Proxy; Appointment of Proxy.

(a) The Shareholder hereby grants to, and appoints, Parent and any designee thereof, the Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Shareholder, to vote the Shares, or to grant a consent or approval in respect of the Shares, in connection with any meeting of shareholders of the Company or any action by written consent in lieu of a meeting of shareholders of the Company (i) in favor of the Merger and (ii) against any action or agreement which would impede, interfere with or prevent the Merger, including, but not limited to, any other Takeover Proposal.

(b) The Shareholder hereby affirms that the proxy granted by Section 4.1(a) above revokes any prior proxies given in respect of the matters set forth in Section 4.1(a).

(c) The Shareholder hereby affirms that the proxy set forth in this Section 4.1 is given in connection with the execution of the Merger Agreement, and that such proxy is given to secure the performance of the duties of the Shareholder under this Agreement.  The Shareholder hereby further affirms that the proxy is coupled with an interest and, except as set forth in this Section 4.1, is intended to be irrevocable in accordance with the provisions of the MGCL for the period in which this Agreement is in effect, it being understood that if this Agreement is terminated as provided in Section 9.13, then (and only then) the proxy hereby granted shall be likewise ineffective and revoked thereafter.  If for any reason the proxy granted herein is not irrevocable, then the Shareholder will, in accordance with Section 4.1(a) above, vote the Shares in favor of the transaction contemplated by the Merger Agreement as instructed by Parent in writing.

ARTICLE V

NO SOLICITATION

Section 5.1             Prohibition of Solicitation.  During the term of this Agreement, the Shareholder shall not, nor shall the Shareholder authorize or permit any representative of the Shareholder to, directly or indirectly take any action prohibited by Section 6.2 of the Merger Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

The Shareholder hereby represents and warrants to Parent and Merger Subsidiary as follows:

Section 6.1                     Power; Due Authorization; Binding Agreement.  The Shareholder has the legal capacity to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 6.2                     No Conflicts or Consents.

(a) The execution and delivery of this Agreement by the Shareholder does not, and the performance of this Agreement by the Shareholder will not: (A) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to the Shareholder or by which the Shareholder or any of the Shareholder’s properties or assets is or may be bound or affected; or (B) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any Lien on any of the Shares pursuant to, any contract, agreement or understanding to which the Shareholder is a party or by which the Shareholder or any of the Shareholder’s affiliates or properties is or may be bound or affected, in each case, except where any such conflicts, violations, breaches or defaults would not adversely affect the Shareholder’s obligations under this Agreement.

(b) The execution and delivery of this Agreement by the Shareholder does not, and the performance of this Agreement by the Shareholder will not, require (A) any consent, authorization or permit of, or filing with or notification to, any Governmental Authority, other than any filings required under the Exchange Act, or (B) any consent or approval of any other Person.

Section 6.3                     Securities Owned By Shareholder.  As of the date of this Agreement, other than the “Shares Owned” on Schedule I hereto, the Shareholder does not directly or indirectly own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company.

Section 6.4                     Absence of Litigation.  As of the date hereof, there is no litigation, suit, claim, action, proceeding or investigation pending, or to the knowledge of the Shareholder, threatened against the Shareholder, or any property or asset of the Shareholder, before any Governmental Authority that seeks to delay or prevent the performance of such Shareholder’s obligations under this Agreement.

Section 6.5                     Shareholder Has Adequate Information.  The Shareholder is a sophisticated seller with respect to the Shares and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Shares and has independently and without reliance upon either Parent or Merger Subsidiary and based on such information as the Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement.  The Shareholder acknowledges that Parent has not made and does not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement.

Section 6.6                     Accuracy of Representations.  The representations and warranties contained in this Agreement are true and correct as of the date of this Agreement and will be true and correct in all material respects at all times during the term of this Agreement.  None of the representations or warranties contained in this Agreement shall survive the termination of this Agreement.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

Section 7.1             Organization; Good Standing.  Each of Parent and Merger Subsidiary is a corporation or limited liability company duly formed, validly existing and in good standing under the laws of Maryland.

Section 7.2             Authority.  Parent and Merger Subsidiary have all requisite corporate or limited liability company, as applicable, power and authority to execute and deliver this Agreement and to perform and consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the consummation by Parent and Merger Subsidiary of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company, as applicable, action on the part of Parent and Merger Subsidiary and no other corporate or limited liability company, as applicable, proceedings on the part of the Parent and Merger Subsidiary are necessary to authorize this Agreement or to consummate such transactions.  This Agreement has been duly executed and delivered by Parent and Merger Subsidiary and constitutes a valid and binding obligation of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary and in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

ARTICLE VIII

FURTHER ASSURANCES

Section 8.1             Additional Documentation.  From time to time the Shareholder, Parent and Merger Subsidiary shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as the other parties hereto may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1                     Notices.  All notices, requests and other communications under this Agreement must be in writing and will be deemed to have been duly given upon receipt to the parties at the following addresses or facsimiles (or at such other address or facsimile for a party as shall be specified by the notice):

If to the Shareholder: to the address set forth on Schedule I.

If to Parent or Merger Subsidiary:

iStar Financial Inc.
1114 Avenue of the Americas
27th Floor
New York, New York 10036
Attention: General Counsel
Facsimile: (212) 930-9494

With a copy (which shall not constitute notice) to:

Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
Attention: Kathleen Werner, Esq.
Facsimile: (212) 878-8375

Section 9.2                     Entire Agreement.  This Agreement and Schedule I attached hereto supersede all prior and contemporaneous discussions and agreements, both written and oral, among the parties with respect to the subject matter of this Agreement and constitute the sole and entire agreement among the parties to this Agreement with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements and understandings, written or oral, with respect to the subject matter hereof.

Section 9.3                     Waiver.  Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition.  No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

Section 9.4                     Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.5                     No Third-Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

Section 9.6                     Assignment; Binding Effect.  Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned by any party to this Agreement by operation of law or otherwise without the prior written consent of the other parties to this Agreement and any attempt to do so will be void, except that Merger Subsidiary may assign any or all of its rights, interests and obligations under this Agreement to Parent or any wholly owned subsidiary of Parent.  Subject to the foregoing, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties to this Agreement and their respective successors and assigns.

Section 9.7                     CONSENT TO JURISDICTION AND SERVICE OF PROCESS.  EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MARYLAND OR ANY COURT OF THE STATE OF MARYLAND LOCATED IN BALTIMORE, MARYLAND IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OFFER DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE BROUGHT ONLY IN SUCH COURT (AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN); PROVIDED, HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS SECTION 9.7 AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO THE JURISDICTION OF SAID COURTS OR IN THE STATE OF MARYLAND OTHER THAN FOR SUCH PURPOSE.  Any and all process may be served in any action, suit or proceeding arising in connection with this Agreement by complying with the provisions of Section 9.1.  Such service of process shall have the same effect as if the party being served were a resident in the State of Maryland and had been lawfully served with such process in such jurisdiction.  The parties hereby waive all claims of error by reason of such service.  Nothing herein shall affect the right of any party to service process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the other in any other jurisdiction to enforce judgments or rulings of the aforementioned courts.

Section 9.8                     Specific Performance.  The parties hereto agree that if any of the provisions of this Agreement are not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 9.9                     Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 9.10                   Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND, WITHOUT REGARD FOR THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

Section 9.11                   Counterparts.  This Agreement may be executed in any number of counterparts, all of which will constitute one and the same instrument.

Section 9.12                   Expenses.  Except as specifically provided elsewhere in this Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

Section 9.13                   Termination.  This Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately upon the earlier of (a) the termination of the Merger Agreement in accordance with its terms or (b) the Effective Time.

Section 9.14                   Certain Events.  In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Shares or the acquisition of additional Shares or other securities or rights of the Company by the Shareholder, through the exercise of options or otherwise, the number of Shares shall be adjusted appropriately, and this Agreement and the obligations hereunder shall attach to any additional Shares or other securities or rights of the Company issued to or acquired by the Shareholder.

Section 9.15                   Shareholder Capacity. Notwithstanding anything in this Agreement to the contrary, no person executing this Agreement (including, without limitation, such person’s representatives, designees or affiliates) who is or becomes during the term hereof a trustee or officer of the Company makes any agreement or understanding herein or is obligated hereunder in his capacity as such trustee or officer.  The Shareholder executes this Agreement solely in such Shareholder’s capacity as a shareholder of the Company, and nothing herein shall limit or affect any actions taken by the Shareholder (including, without limitation, such person’s representatives, designees or affiliates) in that person’s capacity as an officer or trustee of the Company.

Section 9.16                   Stop Transfer Order.  In furtherance of this Agreement, the Shareholder hereby does authorize the Company or its counsel to, notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Shares (and that this Agreement places limits on the voting and transfer of such Shares); provided that, the stop transfer order shall not restrict or prohibit any Transfer of the Shares if such transfer is made pursuant to the Offer or such Transfer is made at any time following termination of this Agreement.

[The remainder of this page is intentionally blank]

IN WITNESS WHEREOF, Parent, Merger Subsidiary and the Shareholder have caused this Agreement to be executed as of the date first written above.

ISTAR FINANCIAL INC.

By:	/s/ Catherine Rice
Catherine Rice
Chief Financial Officer

FLASH ACQUISITION COMPANY LLC

By:	/s/ Catherine Rice
Catherine Rice
Vice President

SHAREHOLDER:

By:	/s/ James K. Hunt
Name: James K. Hunt

SCHEDULE I

Shareholder	Shares Owned	Company Options Owned

James K. Hunt	3,000	0

Address of Shareholder:

James K. Hunt

c/o Falcon Financial Investment Trust

15 Commerce Road

Stamford, Connecticut 06902